EXHIBIT 99.1

Norwegian Cruise Line Holdings Reports Second Quarter 2020 Financial Results

Further Strengthened Liquidity Position with Highly Successful $1.5 Billion Triple-Tranche Capital Raise

Company Well-Positioned to Withstand Prolonged Voyage Suspensions

Formed Healthy Sail Panel Comprised of Diverse Public Health Experts

MIAMI, Aug. 06, 2020 (GLOBE NEWSWIRE) -- Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) (together with NCL Corporation Ltd., “Norwegian Cruise Line Holdings”, “Norwegian” or the “Company”) today reported financial results for the second quarter ended June 30, 2020.

“In recent weeks, we have taken further action to bolster our liquidity position in response to the COVID-19 global pandemic, including our highly successful $1.5 billion gross triple-tranche capital raise in July, which we believe positions us to withstand a scenario of prolonged voyage suspensions,” said Frank Del Rio, president and chief executive officer of Norwegian Cruise Line Holdings Ltd. “Our guests continue to demonstrate their desire for cruise vacations in the future. Looking ahead, we made significant progress in our Roadmap to Relaunch with the formation of our Healthy Sail Panel, comprised of globally recognized public health experts, which is tasked with providing recommendations to advance our public health response to COVID-19 and inform us on the development of a science-backed plan for a safe and healthy return to cruising.”

Booking Environment and Outlook

Along with the broader travel and leisure industry, the Company has experienced swift and significant impacts related to the COVID-19 global pandemic which have resulted in voyage suspensions through October 31, 2020. While booking volumes since the emergence of COVID-19 remain below historical levels, the Company’s overall cumulative booked position and pricing for 2021 are within historical ranges including bookings made with future cruise credits.

All three brands have instituted programs for guests on cancelled sailings as a result of the Company’s voyage suspension which include offering value-add future cruise credits typically for 125% of the cruise fare paid in lieu of providing cash refunds. These future cruise credits are valid for any sailing through December 31, 2022. As of August 3, 2020, approximately 60% of the guests who have had their voyages cancelled have requested cash refunds. As of June 30, 2020, the Company had $1.2 billion of advanced ticket sales, including the long-term portion, which includes approximately $0.8 billion of future cruise credits. The Company continues to take future bookings and receive new customer deposits and final payments on these bookings.

To provide additional flexibility to its guests, the Company has also introduced a new final payment schedule for all 2020 voyages which requires final payment 60 days prior to embarkation versus the standard 120 days.

Health and Safety is the Number One Priority

In July, the Company announced a collaboration with Royal Caribbean Group to assemble a group of experts, the “Healthy Sail Panel”, which is tasked with developing recommendations for cruise lines to advance their public health response to COVID-19, improve safety, and achieve readiness for the safe resumption of operations.

The panel is co-chaired by Governor Mike Leavitt, former Secretary of the U.S. Department Health and Human Services (HHS), and Dr. Scott Gottlieb, former commissioner of the U.S. Food and Drug Administration (FDA). The panel’s members are globally recognized experts from various disciplines, including in public health, infectious disease, biosecurity, hospitality and maritime operations. The panel’s work will be “open source,” and can be freely adopted by any company or industry that would benefit from the group’s scientific and medical insights.

The Company has also successfully completed the safe repatriation of the vast majority of its shipboard team members to their homes around the globe. To date, the Company has worked tirelessly to repatriate over 21,000 shipboard team members, to over 75 countries, through a combination of chartered and commercial air flights as well as the use of certain of the Company’s ships. The Company expects the repatriation efforts to be largely completed within 45 days.

COVID-19 Action Plan

The Company continues to take swift, proactive measures to further mitigate the financial and operational impacts of COVID-19. This action plan includes previously outlined cost reduction and cash conservation levers which include reducing operating and capital expenditures, improving the debt maturity profile and securing additional capital.

The Company's targeted monthly cash burn is on average, approximately $160 million per month during the suspension of operations. This includes ongoing ship operating expenses, administrative operating expenses, interest expense, taxes and expected capital expenditures and excludes cash refunds of customer deposits as well as cash inflows from new and existing bookings. This also excludes debt amortization and newbuild related payments which are currently deferred through March 31, 2021. The new monthly cash burn estimate is at the high end of the previously disclosed range due to additional interest expense related to the July capital raise, maintaining more ships in warm layup due to various port requirements and weather restrictions, increased costs associated with fluctuating travel restrictions for crew and additional marketing investments.

Balance Sheet and Liquidity Position

As of June 30, 2020, the Company’s total debt position was $10.3 billion and the Company’s cash and cash equivalents were $2.3 billion. The Company believes it was in compliance with all debt covenants.

In July 2020, the Company closed on a series of capital markets transactions to further bolster liquidity and extend its debt maturity profile. As a result of significant demand, oversubscription and the full exercise of the option to purchase additional ordinary shares and partial exercise of the option to purchase exchangeable senior notes, the total amount of gross proceeds were approximately $1.5 billion. The triple-tranche transaction consisted of (i) approximately $288 million public offering of common equity, (ii) $450 million 5.375% exchangeable senior notes and (iii) $750 million 10.25% senior secured notes, the proceeds of which were used in part to repay the existing $675 million short-term revolving credit facility.

Following the recent capital markets transactions, the repayment of the $675 million short-term revolving credit facility and customer deposit refunds payable1, total pro-forma liquidity is approximately $2.8 billion as of June 30, 2020. Total shares issued and outstanding as of July 21, 2020 are 275.6 million.

“We continue to adapt to this unprecedented and fluid environment and take swift and proactive measures to reduce costs, conserve cash and enhance our liquidity profile,” said Mark A. Kempa, executive vice president and chief financial officer of Norwegian Cruise Line Holdings Ltd. “Our recent capital raises have enabled us to extend our debt maturity profile and secure additional liquidity providing us with a strong foundation to withstand the impact of COVID-19.”

_______________
1 Adjusting for customer deposit refunds that are included in accounts payable as of June 30, 2020.

Second Quarter 2020 Results

GAAP net income (loss) was $(715.2) million or EPS of $(2.99) compared to $240.2 million or $1.11 in the prior year. The Company reported Adjusted Net Income (Loss) of $(666.4) million or Adjusted EPS of $(2.78), in 2020, which included $48.8 million of adjustments primarily consisting of expenses related to non-cash compensation and losses on extinguishment and modifications of debt. This compares to Adjusted Net Income and Adjusted EPS of $282.1 million and $1.30, respectively, in 2019.

Revenue decreased to $16.9 million compared to $1.7 billion in 2019 due to the complete suspension of voyages in the quarter.

Total cruise operating expense decreased 68.5% in 2020 compared to 2019. In 2020, our cruise operating expenses were primarily related to the continued payment of protected commissions as additional sailings were cancelled, crew costs, including salaries, food and repatriation costs, and fuel.

Fuel price per metric ton, net of hedges increased to $594 from $493 in 2019. The Company reported fuel expense of $49 million in the period. In addition, a net loss of $8.3 million was recorded in other income (expense), net related to a reduction in forecasted fuel consumption resulting from voyage cancellations due to COVID-19, resulting in a de-designation of the associated fuel hedges.

Interest expense, net was $114.5 million in 2020 compared to $66.0 million in 2019. The change in interest expense reflects additional debt outstanding, partially offset by lower LIBOR rates. Included in 2020 were losses on extinguishment of debt and debt modification costs of $21.2 million compared to $1.2 million in 2019.

Other income (expense), net was expense of $14.4 million in 2020 compared to a gain of $3.6 million in 2019. In 2020, the expense primarily related to losses on foreign currency exchange and losses on fuel hedges released into earnings as a result of the forecasted transactions no longer being probable. A $8.3 million net loss was recorded in the quarter related to a reduction in forecasted fuel consumption due to voyage cancellations, resulting in a de-designation of the associated fuel hedges.

2020 Outlook

As a consequence of COVID-19, while the Company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty, it expects to report a net loss on both a U.S. GAAP and adjusted basis for the third quarter ending September 30, 2020 and the year ending December 31, 2020.

The COVID-19 pandemic has had a significant impact on the Company’s financial position and results of operation. If the temporary suspension of sailings is further extended, the Company’s liquidity and financial position would likely continue to be impacted.

As of June 30, 2020, the Company had hedged approximately 80%, 52%, 36% and 13% of its total projected metric tons of fuel consumption for the remainder of 2020, 2021, 2022 and 2023, respectively. The following table provides amounts hedged and price per barrel of heavy fuel oil (“HFO”) which is hedged utilizing U.S. Gulf Coast 3% (“USGC”) and marine gas oil (“MGO”) which is hedged utilizing Gasoil.

	Remainder of 2020	2021	2022	2023
% of HFO Consumption Hedged	67%	53%	19%	0%
Average USGC Price / Barrel	$41.23	$46.09	$48.36	N/A
% of MGO Consumption Hedged	88%	51%	46%	20%
Average Gasoil Price / Barrel	$84.57 (1)	$80.61	$70.00	$67.45

(1) Represents a blended rate that includes a $3.7 million benefit from 2020 Brent hedges that were replaced with Gasoil hedges in the third quarter of 2018.

Anticipated total capital expenditures for the remainder of 2020 are approximately $160 million, net of financing, once deferrals of newbuild related payments are finalized2. The Company is not providing capital expenditure guidance for future years at this time given the uncertain and evolving current environment. The impacts of COVID-19 on the shipyards where the Company’s ships are under construction, or will be constructed, have resulted in some delays in ship deliveries, and the impact of COVID-19 could result in additional delays in ship deliveries in the future, which may be prolonged.

Conference Call

The Company has scheduled a conference call for Thursday, August 6, 2020 at 10:00 a.m. Eastern Time to discuss second quarter 2020 results and provide a business update. A link to the live webcast along with a slide presentation can be found on the Company’s Investor Relations website at www.nclhltdinvestor.com. A replay of the conference call will also be available on the website for 30 days after the call.

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2 The Company is finalizing documentation for deferrals of approximately $170 million of newbuild related payments, net of financing, due through March 31, 2021.

About Norwegian Cruise Line Holdings Ltd.

Norwegian Cruise Line Holdings Ltd. (NYSE: NCLH) is a leading global cruise company which operates the Norwegian Cruise Line, Oceania Cruises and Regent Seven Seas Cruises brands. With a combined fleet of 28 ships with approximately 59,150 berths, these brands offer itineraries to more than 490 destinations worldwide. The Company has nine additional ships on order through 2027.

Terminology
Acquisition of Prestige. In November 2014, we acquired Prestige in a cash and stock transaction for total consideration of $3.025 billion, including the assumption of debt.

Adjusted EBITDA. EBITDA adjusted for other income (expense), net and other supplemental adjustments.

Adjusted EPS. Adjusted Net Income (Loss) divided by the number of diluted weighted-average shares outstanding.

Adjusted Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense adjusted for supplemental adjustments.

Adjusted Net Income (Loss). Net income (loss) adjusted for supplemental adjustments.

Berths. Double occupancy capacity per cabin (single occupancy per studio cabin) even though many cabins can accommodate three or more passengers.

Capacity Days. Available Berths multiplied by the number of cruise days for the period.

Constant Currency. A calculation whereby foreign currency-denominated revenues and expenses in a period are converted at the U.S. dollar exchange rate of a comparable period in order to eliminate the effects of foreign exchange fluctuations.

Dry-dock. A process whereby a ship is positioned in a large basin where all of the fresh/sea water is pumped out in order to carry out cleaning and repairs of those parts of a ship which are below the water line.

EBITDA. Earnings before interest, taxes, and depreciation and amortization.

EPS. Diluted earnings (loss) per share.

GAAP. Generally accepted accounting principles in the U.S.

Gross Cruise Cost. The sum of total cruise operating expense and marketing, general and administrative expense.

Gross Yield. Total revenue per Capacity Day.

Net Cruise Cost. Gross Cruise Cost less commissions, transportation and other expense and onboard and other expense.

Net Cruise Cost Excluding Fuel. Net Cruise Cost less fuel expense.

Net Revenue. Total revenue less commissions, transportation and other expense and onboard and other expense.

Net Yield. Net Revenue per Capacity Day.

Occupancy Percentage or Load Factor. The ratio of Passenger Cruise Days to Capacity Days. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days. The number of passengers carried for the period, multiplied by the number of days in their respective cruises.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, such as Net Revenue, Net Yield, Net Cruise Cost, Adjusted Net Cruise Cost Excluding Fuel, Adjusted EBITDA, Adjusted Net Income and Adjusted EPS, to enable us to analyze our performance. See “Terminology” for the definitions of these non-GAAP financial measures. We utilize Net Revenue and Net Yield to manage our business on a day-to-day basis and believe that they are the most relevant measures of our revenue performance because they reflect the revenue earned by us net of significant variable costs. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Cost and Adjusted Net Cruise Cost Excluding Fuel to be the most relevant indicators of our performance. As a result of our voluntary suspension of sailings during the second quarter of 2020, we did not have any Capacity Days. Accordingly, we have not presented herein Gross Yield, Net Yield and per Capacity Day data for the three or six months ended June 30, 2020.

As our business includes the sourcing of passengers and deployment of vessels outside of the U.S., a portion of our revenue and expenses are denominated in foreign currencies, particularly British pound, Canadian dollar, euro and Australian dollar, which are subject to fluctuations in currency exchange rates versus our reporting currency, the U.S. dollar. In order to monitor results excluding these fluctuations, we calculate certain non-GAAP measures on a Constant Currency basis whereby current period revenue and expenses denominated in foreign currencies are converted to U.S. dollars using currency exchange rates of the comparable period. We believe that presenting these non-GAAP measures on both a reported and Constant Currency basis is useful in providing a more comprehensive view of trends in our business.

We believe that Adjusted EBITDA is appropriate as a supplemental financial measure as it is used by management to assess operating performance. We also believe that Adjusted EBITDA is a useful measure in determining our performance as it reflects certain operating drivers of our business, such as sales growth, operating costs, marketing, general and administrative expense and other operating income and expense. Adjusted EBITDA is not a defined term under GAAP nor is it intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income, as it does not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments and it includes other supplemental adjustments.

Adjusted Net Income and Adjusted EPS are non-GAAP financial measures that exclude certain amounts and are used to supplement GAAP net income and EPS. We use Adjusted Net Income and Adjusted EPS as key performance measures of our earnings performance. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparison to our historical performance. In addition, management uses Adjusted EPS as a performance measure for our incentive compensation. The amounts excluded in the presentation of these non-GAAP financial measures may vary from period to period; accordingly, our presentation of Adjusted Net Income and Adjusted EPS and Adjusted EBITDA, may not be indicative of future adjustments or results. For example, for the six months ended June 30, 2019, we incurred $30.6 million related to the redeployment of Norwegian Joy from Asia to the U.S. We included this as an adjustment in the reconciliation of Adjusted Net Income since these expenses were not representative of our day-to-day operations however, this adjustment did not occur and is not included in the comparative period presented within this release.

You are encouraged to evaluate each adjustment used in calculating our non-GAAP financial measures and the reasons we consider our non-GAAP financial measures appropriate for supplemental analysis. In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to the adjustments in our presentation. Our non-GAAP financial measures have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Our presentation of our non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our non-GAAP financial measures may not be comparable to other companies. Please see a historical reconciliation of these measures to the most comparable GAAP measure presented in our consolidated financial statements below.

Cautionary Statement Concerning Forward-Looking Statements

Some of the statements, estimates or projections contained in this release are “forward-looking statements” within the meaning of the U.S. federal securities laws intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this release, including, without limitation, those regarding our business strategy, financial position, results of operations, plans, prospects, actions taken or strategies being considered with respect to our liquidity position, valuation and appraisals of our assets and objectives of management for future operations (including those regarding expected fleet additions, our voluntary suspension, our ability to weather the impacts of the COVID-19 pandemic and the length of time we can withstand a suspension of voyages, operational position, demand for voyages, financing opportunities and extensions, and future cost mitigation and cash conservation efforts and efforts to reduce operating expenses and capital expenditures) are forward-looking statements. Many, but not all, of these statements can be found by looking for words like “expect,” “anticipate,” “goal,” “project,” “plan,” “believe,” “seek,” “will,” “may,” “forecast,” “estimate,” “intend,” “future” and similar words. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the impact of: the spread of epidemics, pandemics and viral outbreaks and specifically, the COVID-19 outbreak, including its effect on the ability or desire of people to travel (including on cruises), which are expected to continue to adversely impact our results, operations, outlook, plans, goals, growth, reputation, cash flows, liquidity, demand for voyages and share price; our ability to develop strategies to enhance our health and safety protocols to adapt to the current pandemic environment’s unique challenges once operations resume and to otherwise safely resume our operations when conditions allow; coordination and cooperation with the CDC, the federal government and global public health authorities to take precautions to protect the health, safety and security of guests, crew and the communities visited and the implementation of any such precautions; the accuracy of any appraisals of our assets as a result of the impact of COVID-19 or otherwise; our success in reducing operating expenses and capital expenditures and the impact of any such reductions; our guests’ election to take cash refunds in lieu of future cruise credits or the continuation of any trends relating to such election; trends in, or changes to, future bookings and our ability to take future reservations and receive deposits related thereto; the unavailability of ports of call; future increases in the price of, or major changes or reduction in, commercial airline services; our ability to work with lenders and others or otherwise pursue options to defer or refinance our existing debt profile, near-term debt amortization, newbuild related payments and other obligations and to work with credit card processors to satisfy current or potential future demands for collateral on cash advanced from customers relating to future cruises; adverse events impacting the security of travel, such as terrorist acts, armed conflict and threats thereof, acts of piracy, and other international events; adverse incidents involving cruise ships; adverse general economic and related factors, such as fluctuating or increasing levels of unemployment, underemployment and the volatility of fuel prices, declines in the securities and real estate markets, and perceptions of these conditions that decrease the level of disposable income of consumers or consumer confidence; our potential future need for additional financing, which may not be available on favorable terms, or at all, and may be dilutive to existing shareholders; any further impairment of our trademarks, tradenames or goodwill; breaches in data security or other disturbances to our information technology and other networks or our actual or perceived failure to comply with requirements regarding data privacy and protection; changes in fuel prices and the type of fuel we are permitted to use and/or other cruise operating costs; mechanical malfunctions and repairs, delays in our shipbuilding program, maintenance and refurbishments and the consolidation of qualified shipyard facilities; the risks and increased costs associated with operating internationally; fluctuations in foreign currency exchange rates; overcapacity in key markets or globally; our expansion into and investments in new markets; our inability to obtain adequate insurance coverage; our indebtedness and restrictions in the agreements governing our indebtedness that require us to maintain minimum levels of liquidity and otherwise limit our flexibility in operating our business, including the significant portion of assets that are collateral under these agreements; pending or threatened litigation, investigations and enforcement actions; volatility and disruptions in the global credit and financial markets, which may adversely affect our ability to borrow and could increase our counterparty credit risks, including those under our credit facilities, derivatives, contingent obligations, insurance contracts and new ship progress payment guarantees; our inability to recruit or retain qualified personnel or the loss of key personnel or employee relations issues; our reliance on third parties to provide hotel management services for certain ships and certain other services; our inability to keep pace with developments in technology; changes involving the tax and environmental regulatory regimes in which we operate; and other factors set forth under “Risk Factors” in our most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and subsequent filings with the Securities and Exchange Commission. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 outbreak. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. The above examples are not exhaustive and new risks emerge from time to time. Such forward-looking statements are based on our current beliefs, assumptions, expectations, estimates and projections regarding our present and future business strategies and the environment in which we expect to operate in the future. These forward-looking statements speak only as of the date made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations with regard thereto or any change of events, conditions or circumstances on which any such statement was based, except as required by law.

Investor Relations & Media Contact

Andrea DeMarco
(305) 468-2339
InvestorRelations@nclcorp.com

Jessica John
(786) 913-2902

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue
Passenger ticket	$13,835	$1,179,404	854,626	$2,152,677
Onboard and other	3,094	484,873	409,185	915,230
Total revenue	16,929	1,664,277	1,263,811	3,067,907
Cruise operating expense
Commissions, transportation and other	34,601	297,691	366,969	526,955
Onboard and other	3,188	107,063	78,161	186,476
Payroll and related	128,744	229,385	375,891	452,492
Fuel	48,992	100,531	174,016	198,784
Food	6,997	54,347	56,213	109,392
Other	79,130	169,407	244,662	310,976
Total cruise operating expense	301,652	958,424	1,295,912	1,785,075
Other operating expense
Marketing, general and administrative	131,436	240,901	402,125	489,843
Depreciation and amortization	179,252	156,271	377,449	326,012
Impairment loss	-	-	1,607,797	-
Total other operating expense	310,688	397,172	2,387,371	815,855
Operating income (loss)	(595,411)	308,681	(2,419,472)	466,977
Non-operating income (expense)
Interest expense, net	(114,537)	(65,969)	(183,444)	(139,472)
Other income (expense), net	(14,418)	3,616	(8,595)	3,182
Total non-operating income (expense)	(128,955)	(62,353)	(192,039)	(136,290)
Net income (loss) before income taxes	(724,366)	246,328	(2,611,511)	330,687
Income tax benefit (expense)	9,123	(6,138)	15,296	27,660
Net income (loss)	$(715,243)	$240,190	(2,596,215)	$358,347

Weighted-average shares outstanding
Basic	239,342,745	215,426,441	226,486,772	216,328,943
Diluted	239,342,745	216,810,766	226,486,772	217,837,005

Earnings (loss) per share
Basic	$(2.99)	$1.11	$(11.46)	$1.66
Diluted	$(2.99)	$1.11	$(11.46)	$1.65

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net income (loss)	$(715,243)	$240,190	$(2,596,215)	$358,347
Other comprehensive income (loss):
Shipboard Retirement Plan	102	94	204	189
Cash flow hedges:
Net unrealized gain (loss)	54,478	(17,189)	(251,382)	(2,037)
Amount realized and reclassified into earnings	28,782	(9,274)	50,781	(16,274)
Total other comprehensive income (loss)	83,362	(26,369)	(200,397)	(18,122)
Total comprehensive income (loss)	$(631,881)	$213,821	$(2,796,612)	$340,225

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in thousands, except share data)
	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$2,259,949	$252,876
Accounts receivable, net	74,213	75,109
Inventories	82,263	95,427
Prepaid expenses and other assets	334,243	306,733
Total current assets	2,750,668	730,145
Property and equipment, net	13,488,514	13,135,337
Goodwill	98,134	1,388,931
Tradenames	500,525	817,525
Other long-term assets	690,218	612,661
Total assets	$17,528,059	$16,684,599
Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt	$337,338	$746,358
Accounts payable	484,927	100,777
Accrued expenses and other liabilities	648,216	782,275
Advance ticket sales	1,113,374	1,954,980
Total current liabilities	2,583,855	3,584,390
Long-term debt	10,011,872	6,055,335
Other long-term liabilities	595,307	529,295
Total liabilities	13,191,034	10,169,020
Commitments and contingencies
Shareholders' equity:
Ordinary shares, $0.001 par value; 490,000,000 shares authorized; 280,798,331 shares issued and 256,347,472 shares outstanding at June 30, 2020 and 237,533,270 shares issued and 213,082,411 shares outstanding at December 31, 2019	281	237
Additional paid-in capital	4,851,781	4,235,690
Accumulated other comprehensive income (loss)	(495,887)	(295,490)
Retained earnings	1,234,776	3,829,068
Treasury shares (24,450,859 ordinary shares at June 30, 2020 and December 31, 2019, at cost)	(1,253,926)	(1,253,926)
Total shareholders' equity	4,337,025	6,515,579
Total liabilities and shareholders' equity	$17,528,059	$16,684,599

NORWEGIAN CRUISE LINE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities
Net income (loss)	$(2,596,215)	$358,347
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	379,375	326,471
Impairment loss	1,607,797	-
Deferred income taxes, net	(14,458)	(29,793)
Loss on derivatives	8,294	-
Loss on extinguishment of debt	5,014	3,988
Provision for bad debts and inventory obsolescence	10,359	1,057
Gain on involuntary conversion of assets	(1,403)	(2,810)
Share-based compensation expense	55,147	56,650
Net foreign currency adjustments	160	(716)
Changes in operating assets and liabilities:
Accounts receivable, net	(2,108)	(15,121)
Inventories	11,996	(1,342)
Prepaid expenses and other assets	(115,066)	(57,929)
Accounts payable	369,519	(81,690)
Accrued expenses and other liabilities	(202,547)	(74,470)
Advance ticket sales	(844,244)	558,579
Net cash provided by (used in) operating activities	(1,328,380)	1,041,221
Cash flows from investing activities
Additions to property and equipment, net	(725,477)	(413,888)
Cash received on settlement of derivatives	-	289
Cash paid on settlement of derivatives	(28,606)	-
Other	2,519	4,047
Net cash used in investing activities	(751,564)	(409,552)
Cash flows from financing activities
Repayments of long-term debt	(207,863)	(2,808,615)
Proceeds from long-term debt	3,962,655	2,652,000
Common share issuance proceeds, net	441,935	-
Proceeds from employee related plans	4,100	11,368
Net share settlement of restricted share units	(15,318)	(20,830)
Purchase of treasury shares	-	(200,071)
Early redemption premium	-	(117)
Deferred financing fees and other	(94,559)	(9,330)
Net cash provided by (used in) financing activities	4,090,950	(375,595)
Effect of exchange rates on cash and cash equivalents	(3,933)	-
Net increase in cash and cash equivalents	2,007,073	256,074
Cash and cash equivalents at beginning of the period	252,876	163,851
Cash and cash equivalents at end of the period	$2,259,949	$419,925

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

The following table sets forth selected statistical information:

		Three Months Ended		Six Months Ended
		June 30,		June 30,
		2020	2019	2020	2019

Passengers carried		—	682,935	499,729	1,327,987
Passenger Cruise Days		—	5,014,083	4,278,602	9,989,523
Capacity Days		—	4,626,871	4,123,858	9,343,800
Occupancy Percentage			108.4%	103.8%	106.9%

Net Revenue, Gross Yield and Net Yield were calculated as follows (in thousands, except Capacity Days and Yield data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2020			2020
		Constant			Constant
	2020	Currency	2019	2020	Currency	2019

Passenger ticket revenue	$13,835	$13,847	$1,179,404	$854,626	$854,638	$2,152,677
Onboard and other revenue	3,094	3,094	484,873	409,185	409,185	915,230
Total revenue	16,929	16,941	1,664,277	1,263,811	1,263,823	3,067,907
Less:
Commissions, transportation and other expense	34,601	34,699	297,691	366,969	367,066	526,955
Onboard and other expense	3,188	3,188	107,063	78,161	78,161	186,476
Net Revenue	(20,860)	(20,946)	1,259,523	818,681	818,596	2,354,476

Capacity Days	—	—	4,626,871	4,123,858	4,123,858	9,343,800

Gross Yield			$359.70			$328.34
Net Yield			$272.22			$251.98

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Gross Cruise Cost, Net Cruise Cost, Net Cruise Cost Excluding Fuel and Adjusted Net Cruise Cost Excluding Fuel were calculated as follows (in thousands, except Capacity Days and per Capacity Day data):

	Three Months Ended			Six Months Ended
	June 30,			June 30,
		2020			2020
		Constant			Constant
	2020	Currency	2019	2020	Currency	2019
Total cruise operating expense	$301,652	$302,552	$958,424	$1,295,912	$1,296,812	$1,785,075

Marketing, general and administrative expense	131,436	131,600	240,901	402,125	402,289	489,843
Gross Cruise Cost	433,088	434,152	1,199,325	1,698,037	1,699,101	2,274,918
Less:
Commissions, transportation and other expense	34,601	34,699	297,691	366,969	367,066	526,955
Onboard and other expense	3,188	3,188	107,063	78,161	78,161	186,476
Net Cruise Cost	395,299	396,265	794,571	1,252,907	1,253,874	1,561,487
Less: Fuel expense	48,992	48,992	100,531	174,016	174,016	198,784
Net Cruise Cost Excluding Fuel	346,307	347,273	694,040	1,078,891	1,079,858	1,362,703
Less Non-GAAP Adjustments:
Non-cash deferred compensation (1)	666	666	534	1,332	1,332	1,068
Non-cash share-based compensation (2)	22,389	22,389	29,651	55,147	55,147	56,650
Redeployment of Norwegian Joy (3)	-	-	2,035	-	-	7,051
Adjusted Net Cruise Cost Excluding Fuel	$323,252	$324,218	$661,820	$1,022,412	$1,023,379	$1,297,934

Capacity Days	—	—	4,626,871	4,123,858	4,123,858	9,343,800

Gross Cruise Cost per Capacity Day			$259.21			$243.47
Net Cruise Cost per Capacity Day			$171.73			$167.11
Net Cruise Cost Excluding Fuel per Capacity Day			$150.00			$145.84
Adjusted Net Cruise Cost Excluding Fuel per Capacity Day			$143.04			$138.91

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses, which are included in payroll and related expense.
(2) Non-cash share-based compensation expense related to equity awards, which are included in marketing, general and administrative expense and payroll and related expense.
(3) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense and marketing, general and administrative expense.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

Adjusted Net Income (Loss) and Adjusted EPS were calculated as follows (in thousands, except share and per share data):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net income (loss)	$(715,243)	$240,190	$(2,596,215)	$358,347
Non-GAAP Adjustments:
Non-cash deferred compensation (1)	992	879	1,983	1,758
Non-cash share-based compensation (2)	22,389	29,651	55,147	56,650
Extinguishment and modification of debt (3)	21,159	1,175	21,159	7,268
Amortization of intangible assets (4)	2,773	4,603	5,547	9,206
Redeployment of Norwegian Joy (5)	-	5,601	-	30,629
Impairment loss (6)	175	-	1,633,337	-
Non-cash interest on beneficial conversion feature (7)	1,344	-	1,344	-
Adjusted Net Income (Loss)	$(666,411)	$282,099	$(877,698)	$463,858
Diluted weighted-average shares outstanding - Net income (loss) and Adjusted Net Income (Loss)	239,342,745	216,810,766	226,486,772	217,837,005
Diluted earnings (loss) per share	$(2.99)	$1.11	$(11.46)	$1.65
Adjusted EPS	$(2.78)	$1.30	$(3.88)	$2.13

(1) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense and other income (expense), net.
(2) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(3) Losses on extinguishments and modifications of debt are included in interest expense, net.
(4) Amortization of intangible assets related to the Acquisition of Prestige are included in depreciation and amortization expense.
(5) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, marketing, general and administrative expense and depreciation and amortization expense.
(6) Impairment loss consists of goodwill, tradename and property and equipment impairments. The impairments of goodwill and tradenames are included in impairment loss and the impairment of property and equipment is included in depreciation and amortization expense.
(7) Non-cash interest expense related to a beneficial conversion feature recognized on our exchangeable notes, which is recognized in interest expense, net.

NORWEGIAN CRUISE LINE HOLDINGS LTD.
NON-GAAP RECONCILING INFORMATION
(Unaudited)

EBITDA and Adjusted EBITDA were calculated as follows (in thousands):
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net income (loss)	$(715,243)	$240,190	$(2,596,215)	$358,347
Interest expense, net	114,537	65,969	183,444	139,472
Income tax (benefit) expense	(9,123)	6,138	(15,296)	(27,660)
Depreciation and amortization expense	179,252	156,271	377,449	326,012
EBITDA	(430,577)	468,568	(2,050,618)	796,171

Other (income) expense, net (1)	14,418	(3,616)	8,595	(3,182)
Non-GAAP Adjustments:
Non-cash deferred compensation (2)	666	534	1,332	1,068
Non-cash share-based compensation (3)	22,389	29,651	55,147	56,650
Redeployment of Norwegian Joy (4)	-	2,035	-	7,051
Impairment loss (5)	-	-	1,607,797	-
Adjusted EBITDA	$(393,104)	$497,172	$(377,747)	$857,758

(1) Primarily consists of gains and losses, net for forward currency exchanges and proceeds from insurance and litigation settlements.
(2) Non-cash deferred compensation expenses related to the crew pension plan and other crew expenses are included in payroll and related expense.
(3) Non-cash share-based compensation expenses related to equity awards are included in marketing, general and administrative expense and payroll and related expense.
(4) Expenses related to the redeployment of Norwegian Joy from Asia to the U.S. and the closing of the Shanghai office, which are included in other cruise operating expense, and marketing, general and administrative expense.
(5) Impairment loss consists of goodwill and tradename impairments.